Exhibit 10.34

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 1, 2017, by and between Alpine Immune Sciences, Inc., a Delaware corporation (“Company”), and Paul Rickey, an individual (“Executive”).  Each of Company and Executive may be referred to individually as a “party” or collectively as the “parties.”

WITNESSETH:

WHEREAS, Executive and the Company are entering into this Agreement in order to set forth the terms and conditions under which the Executive shall be employed by Company.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1EMPLOYMENT AND DUTIES

1.1Employment; Effective Date.  Executive’s employment with the Company shall commence as of April 1, 2017 (the “Effective Date”).  Effective as of the Effective Date, and continuing until the time set forth in Article 2 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.

1.2Position.  From and after the Effective Date, Company shall employ Executive as Senior Vice President and Chief Financial Officer of the Company, initially reporting to the CEO of the Company.

1.3Duties and Services.  From and after the Effective Date, executive agrees to serve the Company as the Senior Vice President and Chief Financial Officer of the Company and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time.  Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

1.4Other Interests.  Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the board of directors of the Company (the “Board”), which consent shall not be unreasonably withheld.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in charitable and civic pursuits without the consent of the Board, as long as Executive is not actively involved in the operation of such businesses and such pursuits do not conflict with the business and affairs of Company or its affiliates or interfere with Executive’s performance of his duties hereunder, which shall be in the determination of the Board whose approval shall not be unreasonably withheld.

1.5Duty of Loyalty.  Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company.  In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 2TERM AND TERMINATION OF EMPLOYMENT

2.1Term.  The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date, unless earlier terminated as provided in paragraph 2.2.  The employment term hereunder shall automatically be extended for successive one (1)-year periods commencing with the third (3rd) anniversary of the Effective Date (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless earlier terminated in accordance with this Agreement.

2.2Company’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)upon Executive’s death;

(ii)upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for ninety (90) or more days (whether or not consecutive) out of any consecutive one hundred eighty (180)-day period, unless any of the days would constitute leave under the Family and Medical Leave Act;

(iii)for “Cause,” which shall mean Executive has (A) engaged in gross negligence, gross incompetence or willful misconduct in the performance of the duties required of him hereunder; (B) refused without proper reason to perform the reasonable and lawful duties and reasonable and lawful responsibilities required of him hereunder causing material injury to the Company or its affiliates (monetarily or otherwise), and failed to cure such breach (in the event that such breach is capable of being cured) within thirty (30) days following written receipt of notice from the Company setting forth in reasonable detail the nature of such breach; (C) materially breached any provision of this Agreement and failed to cure such breach (in the event that such breach is capable of being cured) within thirty (30) days following receipt of notice from the Company setting forth in reasonable detail the nature of such breach; (D) willfully engaged in conduct that is materially injurious to the Company or its affiliates (monetarily or otherwise); (E) committed an act of fraud, embezzlement or willful breach of fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate); or (F) been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony; or

(iv)at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.

2.3Executive’s Right to Terminate.  Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(i)for “Good Reason,” which shall mean, in connection with or based upon, without Executive’s consent, (A) a material diminution in Executive’s Base Salary (as defined below), other than in connection with an across the board salary reduction or deferral that applies proportionately to all employees of the Company in conjunction with a capital shortfall; (B) a material diminution in Executive’s responsibilities, duties or authority, including a diminution in Executive’s job title or reporting relationship; or (C) a material breach by the Company of any material provision of this Agreement; or

(ii)at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4Notice of Termination.  If the Company desires to terminate Executive’s employment hereunder at any time it shall do so by giving a thirty (30)-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided, however, that that no such action shall alter or amend any other provisions hereof or rights arising hereunder; and provided, further, however, that the Company may terminate Executive’s employment relationship with the Company immediately upon written notice to Executive in the event the Company terminates Executive’s employment for Cause and no cure period applies.  If Executive desires to terminate his employment hereunder at any time he shall do so by giving a thirty (30)-day written notice to the Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided, however that no such action shall alter or amend any other provisions hereof or rights arising hereunder.  In the case of any notice by Executive of his intent to terminate his employment hereunder for Good Reason, Executive shall provide Company with notice of the existence of the condition(s) constituting the Good Reason within thirty (30) days after the initial existence of such condition(s) and the Company shall have thirty (30) days following Executive’s provision of such notice to remedy such condition(s).  If the Company remedies the condition(s) constituting the Good Reason within such thirty (30)-day period, then Executive’s employment hereunder shall continue and his notice of termination shall become void and of no further effect.  If the Company does not remedy the condition(s) constituting the Good Reason within such thirty (30)-day period, Executive’s employment with the Company shall terminate on the date that is thirty-one (31) days following the date of Executive’s notice of termination and Executive shall be entitled to receive the payments and benefits described in paragraph 4.3.

2.5Deemed Resignations.  Unless otherwise agreed and approved by the Board, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and if applicable, an automatic resignation of any seat that he may hold on the Board (including any committee of the Board, if applicable).

ARTICLE 3COMPENSATION AND BENEFITS

3.1Base Salary.  During the Term, the Executive shall receive an initial base salary at a rate of U.S. Two Hundred Seventy-Five Thousand Dollars (U.S. $275,000) per annum, and such salary shall be paid in accordance with the customary payroll practices of the Company, subject to annual review by the Board in its sole discretion (the “Base Salary”).

3.2Initial Stock Option Grant.  In connection with the execution of this Agreement, the Company will recommend that the Board grant Executive an option (the “Option”) to purchase up to one hundred fifty thousand (150,000) shares of the Company’s Common Stock (the “Common Stock”), subject to approval of the Board and to the terms of the Company’s Amended and Restated 2015 Stock Plan, as amended, and the terms of a Stock Option Agreement to be entered into by and between the Company and Executive, with an exercise price per share equal to the fair market value of the Common Stock on the date of grant (as determined in good faith by the Board).  Unless otherwise determined by the Board, the Option will vest as follows:

(i)Vesting Schedule.  One-fourth (1/4th) of the Option shall vest and become exercisable on the twelve (12)-month anniversary of the Effective Date, and one thirty-sixth (1/36th) of the remaining number of shares shall vest each month thereafter, such that one hundred percent (100%) of the shares subject to the Option shall be vested and exercisable as of the four (4) year anniversary of the Effective Date.  Subject to the provisions of Section 3.2(ii) below, continued vesting of the Option will stop on the date Executive’s employment or consulting relationship with the Company is terminated.

(ii)Double Trigger Acceleration.  In the event of a Change of Control (as defined below), if: (1) Executive is terminated without Cause by the Company or the successor corporation or a parent or subsidiary of such successor corporation of the Company (the “Successor Corporation”) within the ninety (90) day period prior to the consummation of the Change of Control transaction or within twelve (12) months following consummation of the Change of Control transaction; or (2) Executive terminates his employment or consulting relationship with the Company or the Successor Corporation, each as applicable, for Good Reason within the ninety (90) day period prior to the consummation of the Change of Control transaction or within twelve (12) months following consummation of the transaction, then the Option or any cancelled, assumed, or substituted Option held by Executive in lieu of the Option at the time of Executive’s termination shall become fully accelerated and fully vested immediately prior to the effective date of termination.  As used herein, “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any stock sale, merger, or consolidation of the Company with or into another corporation or business entity other than a stock sale, merger, or consolidation in which the holders of more than fifty percent (50%) of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; provided, however, that a bona fide equity financing by the Company will not be deemed to be a Change of Control.

3.3Bonus Eligibility.  Each of the Company and Executive acknowledge and agree that the Company is in the process of negotiating a potential transaction known as “Project Nautilus” (the “Nautilus Transaction”).  In recognition of Executive’s efforts and contributions to the Nautilus Transaction, and subject to the consummation and final closing of the Nautilus Transaction, the Company will pay to Executive a one (1)-time cash bonus in the amount of U.S. Fifty Thousand Dollars (U.S. $50,000) upon the final closing of the Nautilus Transaction, as determined in good faith by the Board; provided however, that Executive must be employed by the Company on such date in order to remain eligible for such bonus payment.  Such bonus payment, if earned, will be paid by the Company to Executive within fifteen (15) days following the date upon which the Board has confirmed the closing of the Nautilus Transaction.

3.4Subsequent Grants.  Subject to the discretion of the Board of Directors, Executive shall be eligible to receive future grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board shall determine as of the date of any such grant.

3.5Benefit Plan Eligibility.  Executive shall be entitled to: (i) participate in the Company’s healthcare coverage plan and 401(k) or similar retirement plan; and (ii) receive paid vacation and sick leave, with levels to be determined by the Company’s Board (or, if established, the Compensation Committee of the Board), all upon the same terms as such benefits are made available to other senior executives of the Company.

3.6Reimbursement of Expenses.  Executive shall be entitled to payment or reimbursement of all reasonable, ordinary, and necessary business expenses incurred by Executive in the performance of his responsibilities and the promotion of the Company’s business, provided that those expenses are consistent with the Company policy and limits.  Executive shall submit to the Company periodic statements of all expenses so incurred.  Subject to such reviews as the Company may deem necessary, the Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business.

ARTICLE 4EFFECT OF TERMINATION ON COMPENSATION

4.1In General.  Upon a termination of Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of Executive’s Base Salary through the date of termination not theretofore paid; any unpaid expense reimbursements owed to the Executive under paragraph 3.6; and any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under paragraph 3.5

(including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Except as otherwise provided in this Article 4, all of Executive’s rights to salary, fringe benefits and other compensation hereunder shall cease upon such date of termination, other than those expressly required under applicable law.

4.2Termination by the Company.  If Executive’s employment hereunder shall be terminated by the Company at any time for reasons other than those provided in Sections 2.2(i), (ii), or (iii), then the Company shall: (a) provide Executive with a cash payment equal to one-fourth (1/4th) of Executive’s Base Salary at the rate in effect under paragraph 3.1 on the date of such termination, (b) provide for the participation of Executive and/or his dependents, as applicable, in the Company’s medical and dental benefits in which they are enrolled at the time of such termination for a period of three (3) months following the termination date of Executive’s employment, at the Company’s expense, to the extent that such continuation is permitted at the time of such termination under the terms of such Company benefit plans and insurance arrangements, and if such continuation is not permitted then the Company shall reimburse Executive for the cost of Executive procuring the same or substantially similar benefits himself, unless Executive is otherwise eligible to receive benefit coverage of a roughly equivalent nature by virtue of his employment with any subsequent employer; and (c) accelerate the vesting of Executive’s Option by a period of twelve (12) months, provided Executive agrees to remain reasonably available to consult with the Company, on an as needed as requested basis, for a period of twelve (12) months, on any issues reasonably requested by the Company.

4.3Termination by Executive.  If Executive’s employment hereunder shall be terminated by Executive for Good Reason, then the Company shall: (a) provide Executive with a cash payment equal to one-fourth (1/4th) of Executive’s Base Salary at the rate in effect under paragraph 3.1 on the date of such termination, (b) provide for the participation of Executive and/or his dependents, as applicable, in the Company’s medical and dental benefits in which they are enrolled at the time of such termination for a period of three (3) months following the termination date of Executive’s employment, at the Company’s expense, to the extent that such continuation is permitted at the time of such termination under the terms of such Company benefit plans and insurance arrangements, and if such continuation is not permitted then the Company shall reimburse Executive for the cost of Executive procuring the same or substantially similar benefits himself, unless Executive is otherwise eligible to receive benefit coverage of a roughly equivalent nature by virtue of his employment with any subsequent employer; and (c) accelerate the vesting of Executive’s Option by a period of twelve (12) months, provided Executive agrees to remain reasonably available to consult with the Company, on an as needed as requested basis, for a period of twelve (12) months, on any issues reasonably requested by the Company.

4.4Release and Full Settlement.  Anything to the contrary herein notwithstanding, as a condition to the receipt of the additional termination payments and benefits under paragraph 4.2 or 4.3 hereof, as applicable, Executive shall first execute a release, in the form established by the Board, releasing the Board, the Company, and the Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, owners, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with the Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement.  Executive shall provide such release no later than thirty (30) days after the date of his termination of employment with the Company and, as a condition to the Company’s obligation to provide the additional termination payments and benefits in accordance with paragraphs 4.2 and 4.3, Executive shall not revoke such release.  The performance of the Company’s obligations hereunder and the receipt of any termination payments and benefits provided under paragraphs 4.2 and 4.3 shall constitute full settlement of all such claims and causes of action, subject to the limitations set forth above.

4.5Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, the Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.6Section 409A Matters.  Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by the Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six (6) months after Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount.  For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder.  To the extent that any reimbursements pursuant to this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same.  The reimbursements and benefits pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that the Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive receives in any other taxable year.  To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

4.7Other Benefits.  This Agreement governs the rights and obligations of Executive and the Company with respect to Executive’s Base Salary, initial stock option grant, benefits, and certain perquisites of employment.  Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his direct and indirect ownership rights in the Company, and other benefits under the plans and programs maintained by the Company, shall be governed by the separate agreements, plans and the other documents and instruments governing such matters.

ARTICLE 5PROTECTION OF CONFIDENTIAL INFORMATION

5.1PIIA.  Executive acknowledges and agrees that all compensation paid to Executive by the Company pursuant to this Agreement is conditioned upon Executive signing a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit A, which is incorporated herein by this reference.  Executive hereby covenants to abide by the terms and conditions of the PIIA, including, but not limited to, the assignment of inventions and confidentiality provisions of the PIIA.

5.2Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and the Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 6NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS

6.1Non-Competition and Non-Solicitation Obligations.  As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of the Company that have been or will in the future be disclosed or entrusted to Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its affiliates; the Company and Executive agree to the following provisions:

(i)Executive hereby agrees that during the term of his direct or indirect employment or consulting relationship with the Company (as the case may be), and for a period of twelve (12) months following the termination of his employment or consulting relationship with the Company (as the case may be) for any reason, Executive shall not directly or indirectly solicit, induce, recruit, hire or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.  For a period of twelve (12) months following termination of Executive’s employment or consulting relationship with the Company (as the case may be) for any reason, Executive hereby covenants not to solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to him with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of his relationship with the Company.  In the event that Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason, then the twelve (12) month periods referenced above in this section shall each be reduced to six (6) months.

(ii)Executive hereby agrees that during the term of his direct or indirect employment or consulting relationship with the Company (as the case may be) and for twelve (12) months following the termination of his employment or consulting relationship with the Company (as the case may be) for any reason, he will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during his employment or consultancy with the Company (as the case may be) and (b) on which he worked or about which he learned Proprietary Information (as defined in the PIIA) during his employment or consultancy with the Company (as the case may be).  In the event that Executive’s employment with the Company is terminated by the Company without Cause or if Executive resigns for Good Reason, then the twelve (12) month period referenced above in this section shall be reduced to six (6) months.

6.2Enforcement and Remedies.  Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and the Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to the Company pursuant to other agreements with Executive.

6.3Reformation.  It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of the Company and its affiliates.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7NONDISPARAGEMENT

Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, employees, agents, representatives, stockholders or affiliates, either orally or in writing, at any time and the Company and its Affiliates shall not and shall instruct members of the Board and executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided, that, either party may confer in confidence with its legal representatives and make truthful statements as required by law or as required by any applicable rules of professional conduct.

ARTICLE 8MISCELLANEOUS

8.1Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Alpine Immune Sciences, Inc.
201 Elliott Ave. W., Ste. 230
Seattle, WA 98119

With copy to:	Van Katzman
Ascent Law Partners, LLP
719 Second Ave, Ste. 1150
Seattle, WA 98104

To Executive:	Paul Rickey
201 Elliott Ave. W., Ste 230
Seattle, WA 98119

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by the laws of the State of Washington.

8.3No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

8.6Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

8.7Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8Affiliate.  As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

8.9Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  This Agreement shall also be binding and inure to the benefit of Executive and his heirs.  Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.10Term.  This Agreement has a term co-extensive with the term of employment provided in Article 2.  Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  The provisions of paragraphs 2.5, 4.4 to 4.7 and Articles 5, 6, 7 and 8 shall survive any termination of this Agreement.

8.11Entire Agreement.  This Agreement, together with the PIIA, the Amended and Restated 2015 Stock Plan and the Stock Option Agreement, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

8.12Liability Insurance.  The Company may maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and may provide Executive with coverage under such policy consistent with those provided to other the Company directors and officers.

8.13Arbitration.

(i)The Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement, the termination of this Agreement, or any other aspect of the Executive’s employment relationship with Company.  Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator.  Arbitration will take place in Seattle, Washington, unless the parties mutually agree to a different location.  Company and Executive agree that the decision of the arbitrator will be final and binding on both parties.  Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.  The costs of the proceedings shall be borne equally by the parties unless the arbitrator orders otherwise.

(ii)Notwithstanding the provisions of paragraph 8.13(i), Company may, if it so chooses, bring an action in any court of competent jurisdiction for temporary or preliminary injunctive relief to enforce Executive’s obligations under Articles 5 (including the PIIA), 6 or 7 hereof, pending a decision by the arbitrator in accordance with paragraph 8.13(i).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:		COMPANY:

PAUL RICKEY,		ALPINE IMMUNE SCIENCES, INC.,
an individual		a Delaware corporation

By:	/s/ Paul Rickey	By:	/s/ Dr. Mitchell H. Gold
Name:	Paul Rickey	Name:	Dr. Mitchell H. Gold
		Its:	Chief Executive Officer

EXHIBIT A

PIIA

ALPINE IMMUNE SCIENCES, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for my becoming employed (or my employment being continued), or retained as a consultant, officer or director (or such relationship being continued), as the case may be, by Alpine Immune Sciences, Inc., a Delaware corporation, or its subsidiaries, affiliates, predecessors, or successors (collectively, the “Company”), and for any cash and/or equity compensation for my services, I hereby agree as follows:

1.Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During my period of employment or consulting relationship with the Company (as the case may be), I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2.Confidentiality Obligation.  I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may acquire in such Proprietary Information.  I will hold in confidence and not directly or indirectly use or disclose, both during my employment by, or consulting relationship with, the Company (as the case may be) and after its termination (regardless of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known.  I agree not to make copies of such Proprietary Information except as authorized by the Company.  Upon termination of my employment or consulting relationship (as the case may be) or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

3.Ownership of Physical Property.  All documents, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship (as the case may be) shall be and remain the sole property of the Company.  I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (a) my personal copies of records relating to my compensation, (b) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me, (c) my copy of this Agreement and (d) my personal property and personal documents I brought with me to the Company and any personal correspondence and personal materials that I accumulated and kept at my office during my employment or consulting relationship (as the case may be) (my “Personal Documents”).  Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship (as the case may be), and, except for

Exhibit A-1

my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4.Assignment of Inventions.

(a)Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during or prior to the period of my employment or consulting relationship with the Company (as the case may be) which (a) pertain to any line of business activity of the Company, (b) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (c) relate to any of my work during the period of my employment or consulting relationship with the Company (as the case may be), whether or not during normal working hours (“Company Inventions”).  During the term of my employment or consulting relationship (as the case may be), all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith.  I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b)I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement.  If in the course of my employment or consulting relationship with the Company (as the case may be), I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by the employee for the Company.

5.Further Assistance; Power of Attorney.  I agree to perform, during and after my employment or consulting relationship with the Company (as the case may be), all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably

Exhibit A-2

designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions.  This power of attorney shall not be affected by my subsequent incapacity.

6.Inventions.  As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7.Proprietary Information.  As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties.  This includes, but is not limited to, Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, customer lists, customer data, including but not limited to customers’ personally identifiable information, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations.  Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8.No Conflicts.  I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company (as the case may be) does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company (as the case may be), and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

9.No Interference.  I certify that I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

10.Effects of Agreement.  This Agreement (a) shall survive for a period of five (5) years beyond the termination of my employment by or consulting relationship with the Company (as the case may be), (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

Exhibit A-3

11.At-Will Relationship.  I understand and acknowledge that my employment or consulting relationship with the Company (as the case may be) is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

12.Injunctive Relief.  I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13.Miscellaneous.  This Agreement, the Employment Agreement between the parties to which this Agreement is referred, if any, the Offer Letter between the parties to which this Agreement is referred, if any, the Independent Contractor Agreement to which this Agreement is referred, if any, the Intellectual Property Assignment Agreement between the parties, if any, and the exhibits to this Agreement constitute the entire understanding and agreement of the parties to this Agreement concerning the subject matter of this Agreement and supersede any oral, written or other communications or agreements concerning the subject matter of this Agreement.  This Agreement may be amended or waived only by a written instrument signed by me and the President of the Company.  This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws.  If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

14.Acknowledgment.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

[Signature Page to Follow]

Exhibit A-4

ALPINE IMMUNE SCIENCES, INC.,		PAUL RICKEY,
a Delaware corporation an individual		an individual

By:	/s/ Dr. Mitchell H. Gold	By:	/s/ Paul Rickey
Name:	Dr. Mitchell H. Gold	Name:	Paul Rickey
Its:	Chief Executive Officer

Dated as of: April 1, 2017		Dated as of: April 1, 2017

Exhibit A-1

Exhibit A

Alpine Immune Sciences, Inc.

201 Elliott Ave. W., Ste. 230

Seattle, WA 98119

Ladies and Gentlemen:

1.The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company. I represent that such list is complete.

None.

2.I propose to bring to my employment or consultancy the following materials and documents of a former employer:

No materials or documents.
See below:

/s/ Paul Rickey
Paul Rickey, an individual

Exhibit A-1